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Exhibit 99.1

CONTACT: Gary Titus Sr. Director, Finance IntraBiotics Pharmaceuticals, Inc. (650) 526-6800	FOR IMMEDIATE RELEASE

INTRABIOTICS ANNOUNCES RESIGNATION OF KENNETH KELLEY, PRESIDENT, CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF THE BOARD; APPOINTS HENRY J. FUCHS, MD PRESIDENT AND CHIEF OPERATING OFFICER; CONFERENCE CALL AND WEB CAST

MOUNTAIN VIEW, CA November 29, 2001—IntraBiotics Pharmaceuticals, Inc. (Nasdaq: IBPI), a biopharmaceutical company engaged in the development of novel antibiotics, today announced that President, Chief Executive Officer and Chairman of the Board of Directors Kenneth J. Kelley has resigned to pursue other interests effective January 31, 2002. The Company also announced that Vice President of Clinical Affairs Henry J. Fuchs, MD had been promoted to President and the newly created position of Chief Operating Officer. "Having restructured the business of IntraBiotics after our lead product's first Phase III trial setback earlier this year and having established a new plan, including finishing a second Phase III trial and starting a third Phase III trial with a stable development team, now is an appropriate time for me to step down and pass on my responsibilities," stated Kenneth Kelley. "I am quite confident and pleased that Dr. Fuchs and Kathy La Porte who have been associated with the company for 5 and 8 years respectively, will assume my responsibilities and ensure continuity and stability in leadership at IntraBiotics."

    "We're pleased to have Dr. Fuchs take a broader leadership role at IntraBiotics," said Kathy LaPorte who was simultaneously appointed as acting Chairman of the Board. "We are grateful for Ken's leadership to this point and we are confident that Hank can guide the company in bringing iseganan to patients."

    "Oral mucositis can be a devastating complication of cancer therapy. In order to increase the chances that iseganan is registered and available as quickly as possible for patients, the company is undertaking several Phase III trials for iseganan HCl oral rinse in chemotherapy and radiotherapy patients. We are confident in our experienced development team's ability to continue to successfully advance iseganan HCl towards its next trial results in 2002," said Dr. Fuchs.

    An ongoing study is being conducted in patients undergoing radiotherapy for head and neck cancers and likely to experience oral mucositis. This radiotherapy trial is currently enrolling patients on schedule at 50 sites in the United States and Europe. Full enrollment of all 530 patients is expected to conclude in the fourth quarter, 2001 and data is expected in the second quarter, 2002.

    A second Phase III trial has begun in patients receiving high dose chemotherapy. This trial is currently enrolling patients at nearly 30 sites in the United States and is similar in design to the previously completed Phase III trial in chemotherapy patients. Full enrollment of all 500 patients in the new trial is expected to conclude in sufficient time to allow presentation of the final results in the fourth quarter of 2002.

    IntraBiotics Pharmaceuticals, Inc., founded in 1994, is a biopharmaceutical company engaged in the development of novel antibacterial and antifungal drugs for the treatment and prevention of serious infectious diseases, including those caused by multi-drug resistant pathogens. The Company plans to continue to build product line extensions through new formulations and new indications for its products that have progressed beyond Phase I. IntraBiotics' product portfolio includes iseganan HCI oral solution for ventilator-associated pneumonia (at phase II), iseganan aerosol for cystic fibrosis lung infections (at phase II), and ramoplanin topical for staphylococcal infections (at phase II). Additional information is available at the Company's web site: www.intrabiotics.com.

    IntraBiotics will conduct a conference call with the public on November 30, 2001, at 2:00 p.m. ET, or 11:00 a.m. PT at which time management will be available to discuss information contained in this release. The conference call can be accessed by dialing 1-800-289-0494.

    Those who wish to listen to the call may participate via live web cast at www.shareholder.com/intrabiotics/medialist.cfm.

    A replay of the teleconference will be available through December 7, and can be accessed by dialing (888) 203-1112. The confirmation code for the replay is 566061.

    Certain statements in this press release contain forward-looking information and are subject to risks and uncertainties, such as statements regarding product development, clinical developments and projections of future expenses. As such, they are subject to the occurrence of many events outside of IntraBiotics' control and are subject to various risk factors that could cause IntraBiotics' results to differ materially from those expressed in any forward-looking statement. The risk factors include, without limitation, the inherent risks of product development failure; uncertainty of the timing, cost, extent and results of clinical trials; risk of delays in conducting clinical trials due to factors such as slower than expected rate of patient recruitment, additional regulatory requests, inability to manufacture sufficient quantities of materials used for clinical trials, difficulties with clinical supplies or unforeseen safety issues; the Company's ability to raise capital through private or public financings when needed or on favorable terms; regulatory risks, and risks related to proprietary rights, market acceptance and competition. These risk factors are more fully described in documents on file with the Securities and Exchange Commission including, but not limited to, our Annual Report on Form 10-K, as amended, for the year ended December 31, 2000 and on Form 10-Q, for the quarter ended September 30, 2001.

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Exhibit 99.1